UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 23, 2008

TRICO MARINE SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-28316 (Commission File Number)	72-1252405 (I.R.S. Employer Identification No.)

3200 Southwest Freeway, Suite 2950, Houston, Texas (Address of Principal Executive Offices)	77027 (Zip Code)
Registrant’s telephone number, including area code: (713) 780-9926
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e)   On July 23, 2008, Trico Marine Services, Inc. (the “Company”) entered into an amended and restated employment agreement with Mr. Joseph S. Compofelice (the “Compofelice Agreement”), the Company’s President, Chief Executive Officer and Chairman of the Board of Directors.
     Pursuant to the amendments reflected in the Compofelice Agreement, effective as of July 23, 2008, (i) if Mr. Compofelice’s employment is terminated by the Company prior to the expiration of the term of the Compofelice Agreement for any reason other than his death, disability, or Cause (as defined in the Compofelice Agreement) or subsequent to a determination by the Board of Directors of the Company (the “Board”) that the positions of Chief Executive Officer and Chairman of the Board should be separated, provided that Mr. Compofelice continues to serve as Chairman of the Board following such separation, or (ii) if Mr. Compofelice terminates his employment with the Company for Good Reason (as defined in the Compofelice Agreement), then Mr. Compofelice will be entitled to the following Termination Benefits (except if Mr. Compofelice is entitled to Change in Control Benefits (as defined in the Compofelice Agreement)): (A) a lump sum cash payment equal to the sum of: (1) two times his annual base salary at the rate in effect on the date of termination of his employment, (2) two times the higher of (x) his highest annual bonus paid during the three most recent fiscal years or (y) his Target Bonus (as provided in the Company’s annual cash incentive plan) for the fiscal year in which his date of termination occurs, and (3) any bonus that he has earned and accrued as of the date of termination of his employment which relates to periods that have ended on or before such date and which have not yet been paid to him by the Company; and (B) Health Coverage (as defined in the Compofelice Agreement). As a condition to the receipt of such Termination Benefits, Mr. Compofelice must execute a release releasing the Board, the Company and the Company’s parent corporation, subsidiaries, affiliates, and their respective shareholders, partners, officers, directors, employees, attorneys and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of his employment with the Company or its affiliates or the termination of his employment, but excluding all claims to vested benefits and payments he may have under any compensation or benefit plan, program or arrangement, including the Compofelice Agreement. Pursuant to the amendments reflected in the Compofelice Agreement, the Company has the right to terminate Mr. Compofelice’s employment subsequent to a determination by the Board that the positions of Chief Executive Officer and Chairman of the Board should be separated. In the event that the Board determines that the positions of Chief Executive Officer and Chairman of the Board should be separated and Mr. Compofelice continues to serve as Chairman of the Board but ceases to be Chief Executive Officer following such a determination, such cessation shall not constitute basis for Mr. Compofelice to terminate his employment for Good Reason.
     No other material changes were made to the Compofelice Agreement
     On July 23, 2008, the Company entered into a second amendment (the “Retirement Agreement Amendment”) to the Retirement Agreement (the “Retirement Agreement”) with Mr. Compofelice. Pursuant to the Retirement Agreement Amendment, if Mr. Compofelice receives the Termination Benefits provided for in the Compofelice Agreement, then notwithstanding anything in the Retirement Agreement to the contrary, he will not receive any benefits under the Retirement Agreement.
     No other material changes were made to the Retirement Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICO MARINE SERVICES, INC.
Date: July 29, 2008	By:	/s/ Rishi A. Varma
		Name:	Rishi A. Varma
		Title:	Chief Administrative Officer, Vice President and General Counsel